MACOM Announces Execution of ‘Greenshoe’ Option to Purchase Additional $50 Million of Convertible Senior Notes

LOWELL, MA, April 7, 2021 — MACOM Technology Solutions Holdings, Inc. (“MACOM”) (Nasdaq: MTSI), a leading supplier of semiconductor products, today announced that the initial purchaser in the company’s recent convertible notes offering transaction has exercised its option to purchase an additional $50.0 million of convertible senior notes (the “Notes”) in connection with its March 22, 2021 announced $400 million convertible notes offering. The ‘Greenshoe’ provided the initial purchaser the option to purchase up to $60 million additional Notes under the same terms. No additional Notes will be issued, resulting in a total of $450 million convertible senior notes being issued.

MACOM intends to use the incremental net proceeds for further repayment of outstanding term loans.

The offer and sale of the additional Notes and the common stock issuable upon conversion, if any, are not being registered under the Securities Act, or any state securities laws. The additional Notes and the common stock issuable upon conversion, if any, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such jurisdiction.

About MACOM

MACOM designs and manufactures semiconductor products for Telecommunication, Industrial and Defense and Data Center applications. Headquartered in Lowell, Massachusetts, MACOM has design centers and sales offices throughout North America, Europe and Asia. MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about the anticipated use of proceeds.

These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including potential changes in market conditions and those other factors described in "Risk Factors" in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Strategic Initiatives and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com